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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person*

   Commonwealth Associates L.P.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   830 Third Avenue
--------------------------------------------------------------------------------
                                    (Street)

   New York, NY 10022
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   FutureLink Distribution Corp. (FLNK)
================================================================================
3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

   13-3467952
================================================================================
4. Statement for Month/Year

   07/99
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

         ________________________________________
================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   |_|  Form filed by one Reporting Person
   |X|  Form filed by more than one Reporting Person

================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 6/3/99        P               32,500     (A)     7.9726                 (I)           2
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 6/7/99        P               25,000     (A)     7.9125                 (I)           2
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 6/9/99        P               12,000     (A)     7.4612                 (I)           2
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 6/9/99        P                2,000     (A)     7.0000                 (I)           2
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                6/11/99        P                3,000     (A)     7.6250                 (I)           2
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                6/14/99        P               20,500     (A)     7.6730                 (I)           2
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                6/16/99        P                5,000     (A)    7.53125  100,000        (I)           2
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Convertible Notes    $8.50        (3)  P          128,500    immed.   07/19/01 Common     15,117 (4)         128,500 D
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Convertible Notes    $8.50   07/19/99  P           50,000    immed.   07/19/01 Common      5,882 (4)          50,000 I       1
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Convertible Notes    $8.50   07/19/99  P        1,000,000    immed.   07/19/01 Common    117,647 (4)       1,000,000 I       2
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Warrants to Purchase $8.50        (3)  P           19,275    immed.   07/19/01 Common     19,275 (4)          19,275 D
Common Stock                                                                   Stock
------------------------------------------------------------------------------------------------------------------------------------
Warrants to Purchase $8.50   07/19/99  P            7,500    immed.   07/19/01 Common      7,500 (4)           7,500 I       1
Common Stock                                                                   Stock
------------------------------------------------------------------------------------------------------------------------------------
Warrants to Purchase $8.50   07/19/99  P          150,000    immed.   07/19/01 Common    150,000 (4)         150,000 I       2
Common Stock                                                                   Stock
------------------------------------------------------------------------------------------------------------------------------------
Warrants to Purchase $8.50   07/27/99  P          225,000    immed.   07/27/01 Common    225,000 --          225,000 D
Common Stock                                                                   Stock
====================================================================================================================================

Explanation of Responses:

See Attached.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

By: Commonwealth Associates Management Corp.

/s/ Joseph Wynne                                          August 4, 1999
---------------------------------------------            -----------------------
** Signature of Reporting Person                                  Date
By: Joseph Wynne, Chief Financial Officer

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

------------------------------------------------------------------------------------------------------------
FORM 4         1. Name and Address             2. Issuer Name and Ticker         4. Statement for Month/Year
(Continued)       of Reporting Person*            or Trading Symbol
                  Commonwealth Associates L.P.    FutureLink Distribution Corp.     07/99
------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) Owned directly by Michael S. Falk, the Chairman, CEO and principal stockholder of Commonwealth Associates Management Corp. ("CAMC"), the general partner of Commonwealth Associates ("CA").

(2) Owned directly by one or more of the following individuals: Robert Priddy, Keith Rosenbloom or Basil Asciutto, directors and/or stockholders of CAMC. All of such individuals disclaim beneficial ownership of the shares held by CA, other than that portion which corresponds with their equity ownership in CAMC.

(3) Transaction dates range from 7/19/99 to 7/27/99.

(4) The Derivative Securities were purchased in units consisting of $250,000 principal amount of convertible promissory notes and warrants to purchase 37,500 shares of Common Stock at a cost of $250,000 per unit.

                             JOINT FILER INFORMATION

Name:                               Commonwealth Associates L.P.
                                    830 Third Avenue
                                    New York, NY 10022

Designated Filer:                   Commonwealth Associates L.P.

Issuer & Ticker Symbol:             FutureLink Distribution Corp. (FLNK)

Date of Event Requiring Statement:  July 19, 1999

Signature:                          By:   Commonwealth Associates Management
                                          Corp., its general partner


                                    By:   /s/ Joseph Wynne
                                          -----------------------
                                          Joseph Wynne
                                          Chief Financial Officer

Name:                               Commonwealth Associates Management Corp.
                                    830 Third Avenue
                                    New York, NY 10022

Designated Filer:                   Commonwealth Associates L.P.

Issuer & Ticker Symbol:             FutureLink Distribution Corp. (FLNK)

Date of Event Requiring Statement:  July 19, 1999


Signature:                          By:   /s/ Joseph Wynne
                                          -----------------------
                                          Joseph Wynne
                                          Chief Financial Officer

Name:                               Michael S. Falk
                                    830 Third Avenue
                                    New York, NY 10022

Designated Filer:                   Commonwealth Associates L.P.

Issuer & Ticker Symbol:             FutureLink Distribution Corp. (FLNK)

Date of Event Requiring Statement:  July 19, 1999


Signature:                              /s/ Michael S. Falk
                                    -----------------------------
                                    Michael S. Falk

Name:                               Keith Rosenbloom
                                    830 Third Avenue
                                    New York, NY 10022

Designated Filer:                   Commonwealth Associates L.P.

Issuer & Ticker Symbol:             FutureLink Distribution Corp. (FLNK)

Date of Event Requiring Statement:  July 19, 1999


Signature:                              /s/ Keith Rosenbloom
                                    -----------------------------
                                    Keith Rosenbloom

Name:                               Basil Asciutto
                                    830 Third Avenue
                                    New York, NY 10022

Designated Filer:                   Commonwealth Associates L.P.

Issuer & Ticker Symbol:             FutureLink Distribution Corp. (FLNK)

Date of Event Requiring Statement:  July 19, 1999


Signature:                              /s/ Basil Asciutto
                                    -----------------------------
                                    Basil Asciutto

Name:                               Robert Priddy
                                    RMC Capital
                                    1640 Powers Ferry, Suite 125
                                    Marietta, Georgia 30067

Designated Filer:                   Commonwealth Associates L.P.

Issuer & Ticker Symbol:             FutureLink Distribution Corp. (FLNK)

Date of Event Requiring Statement:  July 19, 1999


Signature:                              /s/ Robert Priddy
                                    -----------------------------
                                    Robert Priddy